Exhibit 99.1
NephroGenex Appoints Dr. Jaikrishna Patel as Chief Medical Officer
RALEIGH, NC -July 27, 2015- NephroGenex, Inc. (Nasdaq:NRX), a pharmaceutical company focused on the development of therapeutics to treat kidney disease, today announced the appointment of Dr. Jaikrishna Patel to the position of Chief Medical Officer. Dr. Patel will help guide the Company’s Phase 3 PIONEER program with oral Pyridorin® for the treatment of diabetic nephropathy, and the development of an intravenous formulation of Pyridorin for acute kidney injury.
“I am pleased to welcome Jai as our new CMO,” said Pierre Legault, CEO of NephroGenex. “His extensive background and impressive track record in clinical research and development and regulatory affairs will prove critical as we continue to advance our Phase 3 PIONEER program in diabetic nephropathy.”
Dr. Patel has held numerous positions of increasing responsibility at GlaxoSmithKline and its predecessor companies, most recently serving as Vice President of Cardiovascular and Cardiovascular Metabolism, Global Regulatory Affairs. In his prior roles, he also served as Vice President of Clinical Research and Medical Affairs in the Cardiovascular and Metabolism Therapeutic Area. Dr. Patel earned his Bachelor of Science in Experimental Pathology from the University of London and completed his medical training at St. Bartholomew's Hospital and Kings College Hospital in London.
About Diabetic Nephropathy
Diabetic nephropathy is a chronic, degenerative disease of the kidney caused by diabetes. There are approximately 6 million patients with diabetic nephropathy in the United States (approximately 33% of diagnosed diabetics) and this population is expected to grow. Patients suffering from diabetic nephropathy progress to End Stage Renal Failure (and require dialysis) or death. There are currently no adequate treatments for this disease.
About Pyridorin®
Pyridorin inhibits pathogenic oxidative chemistries, which are collectively elevated in diabetic patients and induce pathological changes implicated in the development of diabetic nephropathy. Pyridorin inhibits a broad range of these chemistries which we believe accounts for its effectiveness in slowing the progression of nephropathy in diabetic patients as shown in our Phase 2 studies. Our lead drug candidate was also found to be safe and well tolerated in these same studies. Pyridorin has received FDA Fast Track designation and is currently being studied in a Phase 3 trial (PIONEER) in patients with diabetic nephropathy under a special protocol assessment (SPA) with the FDA.
About NephroGenex, Inc.

NephroGenex (Nasdaq:NRX) is a clinical-stage pharmaceutical company focused on developing therapeutics to treat kidney diseases caused by pathogenic oxidative chemistries. Since our inception, we have collaborated with the leading scientific experts in pathogenic oxidative chemistries to build a strong portfolio of intellectual property and novel acting drug candidates. Our clinical program has been done in collaboration with world leading clinical investigators in kidney disease. Our product pipeline includes an oral formulation of Pyridorin, which is being developed as a chronic, therapeutic agent to slow the progression of diabetic nephropathy, as well as an intravenous formulation of Pyridorin to treat specific types of acute kidney injury.
Cautionary Note on Forward-Looking Statements
This press release contains certain statements that are, or may be deemed "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as "expects," "intends," "anticipates," "plans," "believes," "seeks," "estimates," "will," or words of similar meaning and include, but are not limited to, statements regarding the outlook for our future business and financial performance. Forward-looking statements are based on our current expectations and assumptions, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially from those in the forward-looking statements due to global political, economic, business, competitive, market, regulatory and other factors and risks, including the items identified under "Part I-Item 1A-Risk Factors" of our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the Securities and Exchange Commission ("SEC") on March 31, 2014, as well as in other filings that we may make with the SEC in the future. The forward-looking statements contained in this press release reflect our current views with respect to future events, and we do not undertake and specifically disclaim any obligation to update any forward-looking statements.
CONTACTS:

Investors	Media
Michael Levitan	Susan Duffy
The Trout Group	BMC Communications
646-378-2920	646-513-3119
mlevitan@troutgroup.com	sduffy@bmccommunications.com

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